Exhibit 99.2
PART II
ITEM 6. SELECTED FINANCIAL DATA.

	Fiscal Year Ended
	2009 *	2008 *	2007	2006		2005

	(In thousands, except per share data)

Revenue	$886,506	$956,270	$1,023,615	$770,247		$634,204
Operating costs and expenses:
Cost of goods sold	669,163	681,314	666,755	501,224	[8]	417,079
Research and development	170,778	207,362	184,979	168,858	[8]	156,464
Marketing and selling	64,946	57,330	53,863	52,121	[8]	47,409
General and administrative	50,352	42,080	37,301	29,589	[8]	25,053
Other operating expense (income)	800,563 [1]	19,085	(33,834)[6]	(251)		49,469 [9]

Total operating costs and expenses	1,755,802	1,007,171 [4]	909,064	751,541		695,474

(Loss) income from operations	(869,296)	(50,901)	114,551	18,706		(61,270)

Interest expense	(25,893)	(24,533)	(4,583)	(4,188)		(6,506)
Interest income	5,337	29,046	9,305	4,354		4,018
Other income (expense), net	9,844 [2]	3,906	(32,874)[7]	1,339		(1,706)

(Loss) income before income taxes	(880,008)	(42,482)	86,399	20,211		(65,464)

Income tax (expense) benefit	(7,896)[3]	39,088 [5]	(2,983)	(3,881)		(581)

Net (loss) income	$(887,904)	$(3,394)	$83,416	$16,330		$(66,045)

Net (loss) income per share:
Basic	$(3.38)	$(0.01)	$0.43	$0.09		$(0.35)

Diluted	$(3.38)	$(0.01)	$0.39	$0.08		$(0.35)

Shares used in per share calculation:
Basic	262,493	227,270	192,137	188,832		186,985

Diluted	262,493	227,270	226,513	192,781		186,985

	As of Fiscal Year End
	2009 *		2008 *		2007	2006	2005

Cash and cash equivalents	$172,989		$129,750		$228,940	$81,588	$26,016
Short-term investments	93,527		100,841		89,678	68,949	134,828
Working capital	413,668		480,556		467,223	303,403	251,493
Total assets	1,088,642	[1]	2,011,309	[4]	1,089,634	938,835	864,442
Long-term debt and capital lease obligations, less current portion	505,162	[2]	525,082		245,709	226,876	226,168
Shareholders’ equity	431,962	[1]	1,296,101	[4]	719,667	599,357	548,050

*	Adjusted to reflect adoption of FSP APB 14-1. See Note 2A to the Consolidated Financial Statements.

[1]	During fiscal 2009, we recorded an impairment charge of $686.5 million to goodwill and intangibles and restructuring expenses of approximately $67.1 million due to the adverse macroeconomic business environment. We also recorded restructuring expenses of approximately $47.1 million as a result of the restructuring initiated in the first half of fiscal 2009 to reduce investments in wireless systems. See Notes 6 and 11 to the Consolidated Financial Statements.

[2]	Other (expense) income for fiscal 2009 includes a gain of approximately $14.4 million as a result of our repurchase of $55.3 million principal amount of our convertible subordinated notes due 2010 and 2014. See Note 9 to the Consolidated Financial Statements.

[3]	Income tax expense for fiscal 2009 was $7.9 million, which primarily represented foreign income taxes on international operations and the increase of a valuation reserve against U.S., U.K. and certain China deferred tax assets.

[4]	Fiscal 2008 includes the effects of the acquisitions of Sirenza and Filtronic. See Note 7 to the Consolidated Financial Statements.

[5]	Income tax benefit for fiscal 2008 was $39.1 million, which primarily represented the reduction of a valuation reserve against deferred tax assets, recognition of the tax benefit associated with the operating losses generated in certain taxing jurisdictions, and the revaluation of China-related deferred tax assets due to changes in the future income tax rate. See Note 12 to the Consolidated Financial Statements.

[6]	During fiscal 2007, we recorded a $33.9 million gain (net of restructuring expenses) for the sale of substantially all of our Bluetooth® assets. See Note 11 to the Consolidated Financial Statements.

[7]	During fiscal 2007, we recorded a $33.9 million investment impairment charge associated with the announcement of a merger of Jazz Semiconductor, Inc. with a wholly- owned subsidiary of Acquicor Technology, Inc. and our intention to sell our equity interest in Jazz. See Note 4 to the Consolidated Financial Statements.

[8]	During fiscal 2006, a non-cash variable accounting expense totaling $19.9 million was recorded as a result of our option exchange program. This expense was recorded directly in cost of goods sold ($2.8 million), research and development ($10.9 million), marketing and selling ($3.9 million), and general and administrative expenses ($2.3 million).

[9]	During fiscal 2005, a non-cash asset write-off was recorded relating to the discontinuation of our WLAN chipset development efforts in the amount of $42.4 million and we recorded a $6.2 million charge for acquired in-process research and development associated with the Silicon Wave acquisition that we determined had no alternative future use.

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